UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2018
Mistras Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001- 34481	22-3341267
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

195 Clarksville Road		08550
Princeton Junction, New Jersey		(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (609) 716-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 13, 2018, Mistras Group, Inc. entered into an employment agreement with its President and Chief Executive Officer, Dennis Bertolotti. See Item 5.02 below, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2018, Mistras Group, Inc. (“Mistras” or the “Company”) entered into an employment agreement with Dennis Bertolotti for the position of President and Chief Executive Officer. The agreement was effective August 10, 2017 and will continue until Mr. Bertolotti’s employment is terminated as provided in the agreement. Beginning the effective date, Mr. Bertolotti’s annual base salary became $475,000; his target for the annual cash incentive program became 100% of his base salary; and his target for the equity incentive plan is 200% of his base salary.

Under the employment agreement, Mr. Bertolotti may be entitled to receive payments and other benefits upon the termination of his employment. Mr. Bertolotti is entitled to 1-1/2 times (two times in case of change in control) of his base salary plus his target bonus in case of termination by (i) the Company without cause or (ii) Mr. Bertolotti for good reason. In those cases, Mr. Bertolotti shall also receive a pro rata portion of his bonus and equity award for the year in which his employment is terminated. In addition, Mr. Bertolotti shall be deemed to have satisfied in full any service-based vesting conditions under any then outstanding long-term incentive awards.

All outstanding equity-based incentive awards granted to Mr. Bertolotti shall become fully vested immediately before the occurrence of a Change in Control if (a) Mr. Bertolotti is then still employed by or in the service of the Company, or (b) within six months preceding the Change in Control, Mr. Bertolotti’s employment is terminated by the Company without Cause or by him for Good Reason, with the payout under any performance-based award being equal to the target amount.

Termination in connection with a change in control occurs if Mr. Bertolotti’s employment is terminated without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or his employment is terminated by the Company without cause or he terminates his employment for good reason within two years after a change in control.

Termination without cause occurs if Mr. Bertolotti is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or is indictment for a felony against Mistras that has a material adverse effect on the Company’s business; (2) fraud or material act or omission involving dishonesty with respect to the Company; (3) willful failure or refusal to carry out material employment responsibilities; or (4) willful engagement in any act or omission that is in violation of a material Company policy, in each case subject to a 30 day cure period if the act or omission is curable by Mr. Bertolotti. If Mr. Bertolotti has previously been afforded the opportunity to cure a particular behavior and successfully cured the behavior, the Board will have no obligation to provide Mr. Bertolotti with notice and an opportunity to cure a recurrence of that behavior prior to a termination for cause.

Mr. Bertolotti may terminate his employment for good reason as follows: (1) a material adverse change in his status or position, including a material reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position as President and Chief Executive Officer; (2) a material reduction in his base salary; (3) a material reduction in his total target incentive award opportunity during a calendar year; (4) a breach by the Company of any of its material obligations under the employment agreement; (5) a relocation of his principal place of employment by more than 50 miles for the then current location; or (6) in connection with a change in control, a failure by the successor or acquiring company to assume the Company’s obligations under his employment agreement.

If any payment or benefit (including payments and benefits pursuant to this Agreement) that Mr. Bertolotti would receive in connection with a change in control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) the net after-tax benefit that Mr. Bertolotti would receive by reducing the Transaction Payments to three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) is greater than the net after-tax benefits Mr. Bertolotti would receive if the full amount of the Transaction Payments were paid to Mr. Bertolotti, then the Transaction Payments payable to Mr. Bertolotti will be reduced (but not below zero) so that the Transaction Payments due to Mr. Bertolotti do not exceed the amount of the Parachute Threshold.

The employment agreement requires that Mr. Bertolotti comply with the restrictive covenants in the agreement, including non-disclosure, non-competition and non-solicitation covenants. The non-competition covenant expires on the first anniversary of the termination of Mr. Bertolotti’ employment and the non-solicitation covenant expires on the second anniversary. The non-disclosure covenant does not expire. All post-employment payments or benefits under the employment agreement are conditioned on the execution of a general release of claims by Mr. Bertolotti in favor of the Company, its affiliates, and their officers, directors and employees.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2018	MISTRAS GROUP, INC.
	By:	/s/ Michael C. Keefe
		Name:	Michael C. Keefe
Title:			Executive Vice President, General Counsel and Secretary